Exhibit 21.01

Subsidiaries of Homestore, Inc.

State or Jurisdiction
of Incorporation or
Full Name of Entity	Other Legal Names	Legal Status of Entity	Organization

3041776 Nova Scotia Company	None	Nova Scotia, Canada ULL corporation	Nova Scotia

A-Z Home Store Private Limited	None	Delhi, India private limited company	Delhi, India

GTKY Printing & Mailing Corp.	None	Corporation	New York

HomeBuilder.com (Delaware), Inc.	None	Corporation	Delaware

Homestore Europe Corporation	None	British Virgin Islands Co.	British Virgin Islands

Homestore International Limited (BVI)	None	British Virgin Islands Co.	British Virgin Islands

Homestore Management Company	None	Corporation	Delaware

Homestore Sales Company, Inc.	Homestore Sales Company, Inc., dba Homestore Internet Sales Company (New Hampshire only)	Corporation	Delaware

Homestore Sales Company, Inc dba RentNet – Los Angeles County, CA

Homestore Sales Company, Inc dba Homestore.com – Los Angeles County, CA

Homestore Sales Company, Inc. dba Homestore Apartments and Rentals – Los Angeles County, CA

HSTPUS, Inc.	None	Corporation	Delaware

Immoclick Online S.A.	None	Spanish Company	Spain

InteliQ, LLC	None	Limited Liability Corporation	California

State or Jurisdiction
of Incorporation or
Full Name of Entity	Other Legal Names	Legal Status of Entity	Organization

Movedotcom (UK) Limited	None	England and Wales private limited company	England

National New Homes Co., Inc.	National New Homes Co., Inc., dba Homebuilder.com	Corporation	Delaware

RealSelect, Inc.	RealSelect, Inc., dba REALTOR.com – Los Angeles County, CA	Corporation	Delaware

The Enterprise of America, Ltd.	None	Corporation	Wisconsin

The Hessel Group, Inc.	None	Corporation	Delaware

Top Producer Systems Company	None	Nova Scotia, Canada ULL corporation	Nova Scotia

TouchTech Corporation	None	Ontario, Canada corporation	Ontario

VT Canada Inc.	None	Corporation	Ontario, Canada

Welcome Wagon International Inc.	None	Corporation	New York

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